SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM  8-K
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PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 20, 2008

HARLEYSVILLE GROUP INC.
(Exact name of registrant as specified in its charter)
Delaware	0-14697	51-0241172
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification No.)

355 Maple Avenue, Harleysville, PA 19438-2297
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (215) 256-5000

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

 ☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

 ☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

 ☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

 ☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c)

ITEM 8.01.  OTHER EVENTS.

The Harleysville Group, Inc. (“the Company”) board of directors has authorized a new share repurchase program pursuant to which the Company may repurchase up to an additional 1.5 million shares of its outstanding common stock.  The Company may make purchases in the open market or in privately negotiated transactions.  The Company will repurchase shares from Harleysville Mutual Insurance Company (“Harleysville Mutual”), which owns approximately 52% of the Company’s common stock, and from the public float in amounts that are proportional to the respective ownership of Harleysville Mutual and the public float on the authorization date.  All purchases will be at fair market value on the date of purchase. The Company’s board of directors also authorized the Company to enter into a Rule 10b5-1 trading plan, which permits the Company to delegate authority to repurchase shares on the Company’s behalf when it would not otherwise be in the market due to self-imposed trading blackout periods or possible possession of nonpublic information.  The share repurchase program will remain in place for a maximum term of two years.

A copy of the press release announcing the share repurchase program is provided as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

ITEM 9.01.  FINANCIAL STATEMENTS AND EXHIBITS

(d)              Exhibits

Number                                         Description

99.1                            Press Release issued May 20, 2008

SIGNATURES

Pursuant  to  the  requirements  of  the  Securities  Exchange  Act of 1934, the Registrant  has  duly  caused  this  report  to  be  signed on its behalf by the undersigned  hereunto  duly  authorized.

HARLEYSVILLE GROUP INC.
Registrant

Date: May 20, 2008	By:	/s/Robert A. Kauffman
Robert A. Kauffman Senior Vice President, Secretary, General Counsel & Chief Governance Officer